Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Capital Gold Corporation of our report dated March 29, 2010 relating to the consolidated financial statements of Nayarit Gold Inc., which appears in such Amendment No. 1 to the Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

We also consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Capital Gold Corporation of our Comments by Auditors for U.S. Readers on Canada – U.S, Reporting Difference dated March 29, 2010, which appears in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Halifax, Canada
April 30, 2010